Exhibit 10.42

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made effective as of December 14, 2017 (the “Effective Date”), by and between Rubicon Global, LLC, a Delaware limited liability company (the “Company” or “Rubicon”), and Renaud de Viel Castel (“Executive”).

W I T N E S S E T H:

WHEREAS, Executive presently serves as a Vice President of Operations of the Company; and

WHEREAS, the Company and Executive each desire to execute an agreement setting forth the terms and conditions of Executive’s employment by the Company:

NOW, THEREFORE, for and in consideration of the premises, the mutual promises, covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.  Employment and Duties. The Company hereby employs Executive to serve as the Vice President of Operations of the Company, reporting to the President or as designated by the Chief Executive Officer (“CEO”), and to perform such duties and responsibilities as are customarily performed by persons acting in such capacity, or to serve in such other positions and to have such other duties and responsibilities as may be assigned to Executive from time to time by the President or CEO.

2.  Conflicting Employment. Executive shall devote substantially all of their full time and effort to their duties hereunder during the term of this Agreement. Executive agrees that, during their employment with Rubicon, Executive will not engage in any other employment, occupation, consulting or other business activity directly related to the Business of Rubicon, nor will Executive engage in any activities that conflict with Executive’s obligations to Rubicon.

Upon termination of Executive’s employment for any reason, Executive will execute letter(s) of resignation or similar documents with respect to any office(s), position(s) or title(s) that he then holds with the Company or its subsidiaries, parent(s) or other affiliated entities.

3.  Term. The term of Executive’s employment under this Agreement (the “Term”) shall be deemed to have commenced as of the Effective Date and shall continue unless terminated in accordance with Section 11 of this Agreement.

4.  Compensation. For all services to be rendered by Executive during the Term, the Company shall pay Executive a base salary of two hundred and fifty thousand dollars ($250,000) per year (the “Base Salary”), less applicable withholdings, payable in substantially equal monthly or more frequent installments as is customary under the Company’s normal payroll practices from time to time for its senior management employees. The Company shall review Executive’s Base Salary no less frequently than annually, and may adjust Executive’s Base Salary from time to time during the Term, in his or her sole discretion, after taking into account such factors as he or she deem relevant including, without limitation, changes in the cost of living, Executive’s performance and the performance of the Company.

5.  Bonuses and Incentive Payments. Executive shall be eligible for an annual cash bonus pursuant to the terms of the Incentive Program, or any successors thereto, based on achievement of the performance standards set forth under such plan(s), as determined by the Company; provided that Executive’s annual target bonus amount for 2018 and subsequent years will be no less than thirty five percent (35%) of Executive’s Base Salary (the “Bonus Percentage”).1 Executive shall also be eligible for awards under Rubicon Global Holdings, LLC’s incentive plans, or any successors thereto, based on the conditions set forth under such plans.

6.  Retention Bonus. The Company has determined that certain key employees will be necessary to support a planned or unplanned Change in Control. Accordingly, and subject to the terms and conditions below, the Executive will be eligible to receive a “Retention Bonus” equal to 50% of their Base Salary due to a planned or unplanned Change in Control, or significant corporate reorganization (the “Event”), in addition to any other benefits set forth in this Agreement. Company shall notify Executive in writing of the planned Event and specific Retention Bonus given the Executive’s then-applicable Base Salary, along with expected contributions of the Executive for the transaction (the “Event Notification”). Except as otherwise provided in subsections 6.1 and 6.2, the Retention Bonus will be earned upon issuance of the Event Notification and provided the Executive (a) is in continuous employment during the Event, (b) remains in good standing with the Company during this period, and (c) meets their specific objectives relative to the Event as established in the Event Notification. The Retention Bonus shall be paid within thirty (30) days of the Event’s conclusion, subject to standard deductions and withholdings.2

6.1.  If the Executive incurs a termination of employment due to death at least 12 months after the Effective Date and before payment of the Retention Bonus, the Executive’s Beneficiary shall be paid a pro rata percentage of the payment that would become due at the end of the Change in Control event based on the date of the Executive’s death.

6.2.  If the Executive incurs a termination of employment due to Disability at least 12 months after the Effective Date and before payment of the Retention Bonus, the Executive shall be paid a pro rata percentage of the payment that would become following the date of the Executive’s Disability, as follows:

(a) If the Executive recovers from his or her Disability and returns to active employment with the Company prior to the first anniversary of his Disability, any Retention Bonus that was unpaid that occurred during the period of the Disability shall be paid on the first payroll date following the date on which the Executive returns to active employment provided that the Change in Control event has completed. In addition, the Executive will be treated as having been continuously employed by the Company during the period of his Disability.

1 Twenty-five percent (25%) of the 2017 annual cash bonus shall be paid to Executive at target in December 2017, with the remaining portion paid in Ql 2018 following a “true-up” based upon the Company’s and Executive’s actual performance. In the event Executive’s Base Salary or Bonus Percentage changes during the year, Executive’s cash bonus will be prorated for the applicable Base Salary and Bonus Percentage as was applicable during the year. For fiscal year 2017 only, Executive’s Bonus Percentage will be fifty percent (50%).

2 It is recognized that not every Event closes or is completed as expected. For the avoidance of doubt, the Company’s obligation to pay the Retention Bonus is established by virtue of issuing the Event Notification, even if the Event does not conclude as expected (i.e., a prospective buyer fails to close as established in a definitive purchase agreement or an IPO is pulled due to changes in market or business conditions).

7.  Expenses. So long as Executive is employed hereunder, Executive shall be entitled to receive reimbursement for, or seek payment directly by the Company of, all reasonable business expenses incurred by Executive in accordance with applicable policies, practices and procedures of the Company.

8.  Employee Benefits. So long as Executive is employed hereunder, Executive will be entitled to participate in the Company’s employee benefit, bonus and other such plans and programs (including but not limited to medical, disability, life insurance and 401(k) plans) covering members of senior management of the Company and perquisites as may be offered by the Company from time to time, subject to the generally applicable eligibility and other provisions of such plans, programs and arrangements as in effect from time to time.

9.  Vacation. Executive shall be entitled to vacation annually in accordance with the Company’s vacation policies applicable to members of senior management of the Company in effect at the time the vacation is to be taken.

10.  Office. Executive’s office shall be located in Atlanta, Georgia, or such other location as may be agreed-to by the parties in writing.

11.  Termination and Severance. Executive’s employment with the Company may be terminated at any time by Company or Executive as follows:

11.1.  Termination by the Company for Cause or by Executive other than for Good Reason. If Executive’s employment with the Company is terminated by the Company for Cause, Executive shall receive no further compensation other than Executive’s Base Salary as of the date of termination of Executive’s employment and other compensation as accrued and payable through the date of such termination (“Accrued Compensation”). For clarification, Executive shall not be entitled to receive any annual cash bonus or other annual incentive award bonus for the applicable performance period if terminated for Cause, and any such bonus payments shall not be considered Accrued Compensation under these circumstances. If Executive terminates his employment other than for Good Reason, Executive shall provide Company as much written notice as possible but in no event less than 30 days’ notice, and Executive shall receive no further compensation other than Executive’s Base Salary, any bonus earned, but unpaid, as of the date of termination of Executive’s employment for the immediately preceding annual performance period and any Accrued Compensation. Any Accrued Compensation that is payable shall be paid to Executive pursuant to the Company’s normal payroll practices for its senior management employees. Any awards or benefits payable to Executive shall be paid pursuant to the Company’s normal practices, or as otherwise provided by the terms of the plan or policy pursuant to which such award and benefits are paid.

11.2.  Termination by the Company other than for Cause or by Executive for Good Reason. In the event that (a) either (i) Executive’s employment with the Company is terminated by the Company other than for Cause, or (ii) Executive terminates his employment for Good Reason, and (b) with respect to the benefits under clauses (ii) and (iii) following, Executive executes and does not revoke, within the 60 day period beginning on Executive’s termination date, a General Release and Separation Agreement (as set forth in Appendix B), Executive shall receive the following (payable on the first pay cycle date after the revocation period concludes or is waived which shall not be subject to any mitigation requirement (i.e., such amounts shall be payable irrespective of whether or not Executive obtains subsequent employment);

(i)  All Accrued Compensation as of Executive’s termination date and any other awards or benefits payable to Executive pursuant to the terms of any then-existing plan or policy of the Company;

(ii)  A prorated bonus amount for the annual performance period up to and including the Executive’s termination date. For purposes of this prorated bonus, the Executive shall be presumed to have achieved their individual goals for the year and any payouts for this metric shall be at 100%. The prorated bonus shall be subject to a final determination of the Company’s performance and the final payout percentage for this metric. Any such pro rata bonus amount shall be paid when annual bonuses are paid to active members of senior management for such performance period; but in no event later than March 15 of the calendar year following the later of (A) the calendar year in which the bonus is earned and (B) the calendar year in which the bonus is no longer subject to a substantial risk of forfeiture within the meaning of Code Section 409A;

(iii)  A one-time severance payment equal to 6 months of the Executive’s Base Salary then in effect, subject to standard deductions and withholdings.

(iv)  Reimbursement by the Company of Executive’s COBRA premiums, if any, for a period of 6 months following Executive’s termination of employment (grossed up for taxes); and

(v)  The cost of outplacement services through one or more outside firms of the Executive’s choosing up to an aggregate of $7,500, with such services to extend until the first to occur of (i) 6 months following the termination of Executive’s employment, or (ii) the date the Executive secures full time employment.

11.3.  Disability. In the event of (a) termination of Executive’s employment following Disability, and (b) with respect to the benefits under clause (ii) following, Executive executes and does not revoke, within the 60-day period beginning on Executive’s termination date, a General Release and Separation Agreement (as defined below), Executive shall be entitled to the following:

(i)  All Accrued Compensation as of Executive’s termination date and any other awards or benefits payable to Executive pursuant to the terms of any then-existing plan or policy of the Company;

(ii) Any Retention Bonus as set forth under Section 6; and

(iii)  Continuation of his Base Salary then in effect for a period of 6 months following Executive’s termination date, which amount shall be paid in equal monthly or more frequent installments as is customary under the Company’s normal payroll practices for its senior management employees.

11.4.  Death. In the event of termination of Executive’s employment upon Executive’s death during the Term, the following shall be paid to Executive’s estate: all Accrued Compensation as of Executive’s date of death, any Retention Bonus as set forth in Section 6.2, and any other awards or benefits payable pursuant to the terms of any then-existing plan or policy of the Company.

12. Representations and Acknowledgments.

(a)  Protection of Legitimate Interests. Executive acknowledges and agrees that, in Executive’s position with Rubicon, Executive will be responsible for: (i) actively conducting Rubicon’s business, (ii) overseeing Rubicon’s activities, (iii) developing and implementing strategies on behalf of Rubicon, and (iv) affecting customers everywhere that Rubicon conducts the lines of business within Executive’s areas of responsibilities. Accordingly, Executive acknowledges and agrees that the promises set forth in this Agreement are intended to protect Rubicon’s legitimate interests, including its Confidential Information, business relationships, goodwill, and workforce, and that the terms of this Agreement (i) are reasonable and necessary to protect Rubicon’s legitimate interests; (ii) will not prevent Executive from earning or seeking a livelihood; and (iii) shall apply wherever permitted by law. Executive further recognizes that, given Rubicon’s providing Executive with access to its Confidential Information and its longstanding customer relationships, Executive possesses information allowing him or her to unfairly convert Rubicon’s business, customer accounts, vendor relationships and goodwill of customers, vendors and employees for use by Executive and other persons or entities in competition with Rubicon, and that this would cause Rubicon to suffer immediate and irreparable injury, for which monetary damages will not be sufficient to make Rubicon whole.

(b)  No Other Agreement or Understanding. Executive represents and warrants that Executive is not a party to any agreement or understanding that would impair Executive’s ability to enter into this Agreement or otherwise preclude or restrict Executive’s employment with Rubicon, and that Executive’s execution of this Agreement and employment with Rubicon will not violate any other agreement or understanding to which Executive is bound.

(c)  Survival. If, after executing this Agreement, Executive: (i) is promoted to, assigned to or otherwise assumes one or more positions or functions other than or in addition to Executive’s position or functions at the time Executive signed this Agreement, regardless of title, or (ii) is transferred or assigned to or otherwise works for any affiliate, subsidiary or other division or business unit of Rubicon, the terms of this Agreement shall continue to apply with full force and effect. Executive acknowledges and understands that unless and until a subsequent written Agreement is signed by all parties to this Agreement that expressly supersedes this Agreement, this Agreement will continue in full force and effect. Executive understands and agrees that the obligations and restrictions imposed under this Agreement shall apply after the termination of employment, regardless of whether such termination is voluntary or involuntary, or is with or without cause or notice.

(d)  Preservation of At-Will Employment Relationship. Executive agrees that no provision in this Agreement shall be construed or is intended to create an express or implied employment contract or a promise of employment for any specific period of time. Executive further acknowledges and agrees that Executive’s employment with Rubicon is “at will” and can be terminated at any time by Rubicon or Executive, with or without reason, with or without notice, and with or without cause. Executive acknowledges and agrees that his or her knowledge, skills, and abilities are sufficient to enable Executive to earn a satisfactory livelihood without violating this Agreement if Executive’s employment terminates.

13.  Non-Disclosure of Confidential Information. At no time, either during or after the termination of employment, shall Executive directly or indirectly obtain, disclose or use for Executive or any Person, or aid others in obtaining, disclosing or using any Confidential Information of Rubicon, other than as may be required in the performance of duties for and as authorized by Rubicon. All Confidential Information is and shall remain the sole property of Rubicon. Notwithstanding anything to the contrary, this Agreement shall not prevent Executive from revealing evidence of criminal wrongdoing to law enforcement or prohibit Executive from divulging Confidential Information by order of court or agency of competent jurisdiction, or from making other disclosures that are protected under the provisions of law or regulation. Nothing in this Agreement prohibits Executive from reporting possible violations of law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, the Congress, and any Inspector General, or making other disclosures that are protected under the whistleblower provisions of applicable law or regulation. Executive further acknowledges and agrees that Rubicon has provided Executive with written notice that the Defend Trade Secrets Act, 18 U.S.C. § l 833(b), provides an immunity for the disclosure of a trade secret to report suspected violations of law and/or in an anti-retaliation lawsuit, as follows:

(1)  IMMUNITY. — An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that—

(A) is made—

(i)  in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and

(ii) solely for the purpose of reporting or investigating a suspected violation of law; or

(B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

(2) USE OF TRADE SECRET INFORMATION IN ANTI-RETALIATION LAWSUIT. — An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual—

(A)  files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.

14.  Return of Rubicon Property and Confidential Information. Executive acknowledges and agrees that Executive has no expectation of privacy with respect to Rubicon’s telecommunications, networking or information processing systems (including, without limitation, stored company files, e-mail messages and voice messages) and that Executive’s activity and any files or messages on or using any of those systems may be monitored at any time without notice. Executive further acknowledges and agrees that all records, files, customer order guides, pricelists, photo/videographic materials, computers, and computer related equipment (e.g., hardware, software, disks, electronic storage devices, etc.), cell phones, smart phones, Blackberries, personal data assistants, keys, equipment, access cards, passwords, access codes, badges, credit cards or other tangible material, and all other documents, including but not limited to Confidential Information, that Executive receives, acquires, produces or has access to as a result of his or her employment with Rubicon (regardless of the medium in which any information is stored) (collectively “Property”), are the exclusive property of Rubicon. Upon request of the Company, and in any event, upon the termination of Executive’s employment with the Company, Executive shall return to Rubicon all Property of Rubicon and all copies thereof in Executive’s possession or control, in all formats (whether tangible, electronic, or otherwise), including all Confidential Information, documents, copies, recordings of any kind, papers, computers and computer equipment, mobile devices, external storage devices, smart phones, tablets, USB devices, computer records or programs, electronic files, drawings, manuals, letters, notes, notebooks, reports, formulae, memoranda, client lists, keys, passwords, login credentials, and other material in Executive’s possession or under Executive’s control that relate to the business of Rubicon and that Executive obtained in connection with employment with any Rubicon Companies. Executive will not copy, delete, or alter any information contained upon Executive’s Rubicon computer or Rubicon equipment before Executive returns it to Rubicon. Without limiting the foregoing, Executive agrees to provide Rubicon with access to any of Executive’s personal electronic devices, including computers and computer equipment, mobile devices, external storage devices, smart phones, tablets, and USB devices, that contain any Rubicon Property to remove said property at time of termination and it is the Executive’s express obligation to provide Rubicon access to such personal electronic devices at the Executive’s exit interview or before the Executive’s last date of employment to accomplish the same.

15.  Noncompetition. Without limiting Executive’s obligations under Section 2 of this Agreement, during the Restricted Period, Executive shall not, within the Restricted Area, on Executive’s own behalf or on behalf of any other Person:

(a)  own, operate, or control any Competitor other than as a passive owner of not more than five percent (5%) of the outstanding stock of any class of a corporation, provided that Executive has no active participation in the business of such corporation; or

(b)  hold any position for a Competitor or engage in any activities for a Competitor as an employee, agent, consultant, independent contractor, or in any other capacity if such position or activities involve: (i) responsibilities similar to responsibilities Executive had or performed for any Rubicon Companies in connection with the Business of Rubicon during the Pre-Termination Period; (ii) supervision of employees or other personnel in the provision of services that are similar to or competitive with those offered or provided by the Rubicon Companies in connection with the Business of Rubicon during the Pre-Termination Period; (iii) development or implementation of strategies or methodologies related to the provision of services similar to or competitive with the services offered or provided by the Rubicon Companies in connection with the Business of Rubicon during the Pre-Termination Period; or (iv) responsibilities in which Executive would utilize or disclose Confidential Information.

16.  Non-Solicitation of Restricted Customers. During the Restricted Period, Executive shall not, within the Restricted Area, directly or indirectly (for Executive or any other Person, whether as an employee, owner, consultant, independent contractor, or in any other capacity) solicit, market, service, contact, sell to or attempt to sell to any of the below Person(s) for the purpose of providing products or services competitive with those conducted, authorized, offered or provided by the Rubicon Companies in connection with the Business of Rubicon:

(a)  Any Persons with whom or which employee dealt on behalf of the Rubicon Companies during the Pre-Termination Period;

(b)  Any Persons whose dealings with the Rubicon Companies were coordinated or supervised by Executive during the Pre-Termination Period;

(c)  Any Persons about whom Executive obtained Confidential Information during the Pre-Termination Period; and

(d)  Any Persons who received products or services authorized by a Rubicon Companies, the sale or provision of which results or resulted in compensation, commissions, or earnings for Executive during the Pre-Termination Period.

17.  Non-Solicitation of Company Employees and Contractors. During the Restricted Period, Executive shall not, directly or indirectly, for Executive or any other Person, whether as an employee, owner, consultant, independent contractor, or in any other capacity: (i) entice, induce, encourage or solicit or attempt to entice, induce, encourage or solicit any Associate or Contractor then employed or engaged by any Rubicon Companies and with whom the Executive has or had work-related dealings or about which Executive has or had access to Confidential Information to terminate such Executive or Associate’s employment or engagement with a Rubicon Companies; or (ii) induce or attempt to induce any such individual to breach his or her agreement(s) with any Rubicon Companies. Notwithstanding the above, this provision is not intended to restrict communications addressed to the general public, such as advertising to fill open positions.

18.  Certification and Exit Interview Requirement. Executive agrees that, upon Rubicon’s request, at any time during Executive’s employment and thereafter for 12 months following the termination of Executive’s employment with Rubicon, Executive shall certify Executive’s compliance with the obligations contained in this Agreement by submitting to Rubicon a statement under penalty of perjury stating that Executive has fully complied and continues to comply with the restrictions contained in this Agreement. Executive shall describe in detail any breaches of this Agreement in the statement. Executive also agrees to be available for an exit interview with a designated Rubicon representative to answer questions regarding Executive’s departure. Executive also agrees to execute an exit interview certification affirming Executive’s compliance with his or her obligations in this Agreement.

19. Ownership of Inventions.

(a) Executive shall disclose all Inventions promptly and fully to Rubicon.

(b)  Except as excluded in Section 19(e) below, Executive hereby assigns to Rubicon all of Executive’s right, title and interest in and to all Inventions and agrees that all such Inventions shall be Rubicon’s sole and exclusive property to the maximum extent permitted by law.

(c)  Executive shall at the request of Rubicon (but without additional compensation from Rubicon): (i) execute any and all papers and perform all lawful acts that Rubicon deems necessary for the preparation, filing, prosecution, and maintenance of applications for United States patents or copyrights and foreign patents or copyrights on any Inventions, (ii) execute such instruments as are necessary to assign to Rubicon or to Rubicon’s nominee, all of Executive’s right, title and interest in any Inventions so as to establish or perfect in Rubicon or in Rubicon’s nominee, the entire right, title and interest in such Inventions, and (iii) execute any instruments necessary or that Rubicon may deem desirable in connection with any continuation, renewal or reissue of any patents in any Inventions, renewal of any copyright registrations for any Inventions, or in the conduct of any proceedings or litigation relating to any Inventions. All expenses incurred by the Executive by reason of the performance of any of the obligations set forth in this Section 19(c) shall be borne by Rubicon.

(d)  Concurrent with Executive’s execution of this Agreement, Executive lists and provides a brief description below of all unpatented inventions and discoveries, if any, made or conceived by Executive prior to the Effective Date that are to be excluded from this Agreement. If no such list is provided below at the time of execution of this Agreement, it shall be conclusively presumed that Executive has waived any right Executive may have to any such invention or discovery which relates to Rubicon’s business.

LIST ANY EXCEPTIONS:

(e)  Provisions (a) through (d) of this Section 19 regarding assignment of right, title and interest do not apply to Inventions for which assignment is prohibited by California Labor Code Section 2870 or any like statute of any other state.

20.  Notification. If, within the one year after the termination of Executive’s employment, the Executive provides services as an employee, independent contractor or consultant, owner or in any other capacity, whether or not for compensation, to any Person that offers products or services competitive with those provided by any Rubicon Companies, then Executive shall promptly provide Rubicon with the following information about such Person: the name, address and telephone number of the location to which Executive is assigned, and his or her job title. Executive shall promptly provide any such Person with a copy of this Agreement, and Executive consents to Rubicon’s right, at any time, to notify such Person of this Agreement, as well as the details of any alleged violations thereof. Executive further consents to notification by Rubicon to Executive’s subsequent employer or other third party of Executive’s obligations under this Agreement.

21. Remedies for Breach. Executive agrees that any breach of this Agreement by Executive will cause Rubicon to suffer immediate and irreparable injury, for which there is no adequate remedy at law. In the event of a breach or threatened breach of any of the terms of this Agreement, Rubicon’s remedies for breach of the Agreement shall be cumulative, the pursuit of one remedy shall not be deemed to exclude any other remedies, and the running of the period of the restrictions set forth in this Agreement shall be tolled during the continuation of any such breach by Executive and the running of the period of such restrictions shall commence only upon compliance by Executive with the restrictions in this Agreement. Executive further agrees that, in the event of a breach or threatened breach of any of the terms of this Agreement, Rubicon shall be entitled to seek and obtain enforcement of this Agreement by means of a decree of specific performance, a temporary restraining order, a preliminary or permanent injunction, and any other remedies at law or equity which may be available. Executive shall reimburse Rubicon for all reasonable attorneys’ fees and costs incurred by Rubicon in enforcing this Agreement.

22.  Other Agreements. In the event Executive executed other written agreements relating to this subject matter with Rubicon, and/or in the event Executive enters into other written agreements that contain provisions similar to the provisions contained herein, all such provisions shall be interpreted to provide Rubicon with cumulative rights and remedies and the benefits and protections provided to Rubicon under each such agreement shall be given full force and effect. Without limitation of the foregoing, Executive expressly acknowledges and agrees that any previous non-disclosure, non-solicitation, or non-competition agreements between Executive and Rubicon, including, without limitation, Executive’s obligations under the Rubicon Global Holdings, LLC [Profit Participation Plan and any Incentive Unit Award Agreement], shall remain in full force and effect notwithstanding this Agreement.

23.  Successors and Assigns. Executive expressly agrees that this Agreement, including the rights and obligations hereunder, may be transferred and/or assigned by Rubicon without the further consent of Executive, and that this Agreement is for the benefit of and may be enforced by Rubicon, its present and future successors, assigns, subsidiaries, affiliates, and purchasers, but is not assignable by Executive.

24.  Third Party Beneficiaries. This Agreement is intended to benefit each and every entity in the Rubicon Companies and any successors or assigns of Rubicon for which Executive performs services, for which Executive has customer contact or about which Executive receives Confidential Information and may be enforced by any such entity. Executive agrees and intends to create a direct, consequential benefit to the Rubicon Companies regardless of the Rubicon Companies Company with which Executive is affiliated.

25.  Construction of Covenants. The covenants contained herein shall be presumed to be enforceable, and any reading causing unenforceability shall yield to a construction permitting enforcement. If a court finds that any provision in this Agreement is overly broad such that it is unenforceable under applicable state law, the court may modify that provision to narrow its scope to the extent necessary to render it enforceable.

26.  Code Section 409A. Certain compensation and benefits payable under this Agreement are intended to be exempt from the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and regulations and other official guidance thereunder (“Code Section 409A”), and other compensation and payments are intended to comply with Code Section 409A. The provisions of this Agreement shall be construed and interpreted in a manner that compensation and benefits are either exempt from or compliant with the application of Code Section 409A, and which does not result in additional tax or interest to Executive under Code Section 409A. Notwithstanding any other provision of this Agreement to the contrary, if upon Executive’s termination of employment Executive is a specified employee, as defined in Code Section 409A(a)(2)(B), and if any portion of the payments or benefits to be received by Executive upon separation from service would be considered deferred compensation under Code Section 409A, then such payments shall be delayed until the earliest of (a) the date that is at least six months after Executive terminates employment for reasons other than Executive’s death, (b) the date of Executive’s death, or (c) any earlier specified date that does not result in additional tax or interest to Executive under Code Section 409A. As soon as practicable after the expiration of such period, the entire amount of the delayed payments shall be paid to Executive in a single lump sum.

For purposes of this Agreement, references to a termination of employment shall be construed consistently with the definition of a “separation from service” under Code Section 409A. With respect to any taxable reimbursements or in-kind benefits provided for under this Agreement or otherwise payable to Executive, the Company (a) shall make all such reimbursements no later than Executive’s taxable year following the taxable year in which the expense was incurred, (b) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during any calendar year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year, and (c) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for other benefits. If the 60-day period during which Executive must execute and not revoke a General Release and Separation Agreement following his termination date in order to receive any payment or benefits hereunder begins in one calendar year and ends in a second calendar year, then any payments or benefits that would otherwise occur during the first calendar year will be delayed and paid in a lump-sum during the portion of the 60-day period that falls within the second calendar year. Each payment and benefit payable under this Agreement is intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.

27.  Code Section 280G. In the event amounts payable hereunder are contingent on a change in control for purposes of Code Section 280G and it is determined by a tax practitioner retained by the Company that any payments made or provided to the Executive in connection with this Agreement or otherwise (“Total Payments”) would be subject to the excise tax under Code Section 4999 (the “Parachute Tax”), such payments otherwise to be paid under this Plan will be payable in full or, if applicable, in such lesser amount which would result in no portion of the Total Payments being subject to the Parachute Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Parachute Tax, results in the receipt by the Executive, on an after-tax basis, of the greatest amount of Total Payments. The reporting and payment of any Parachute Tax will be the responsibility of the Executive and neither the Company nor any other member of the Rubicon Companies will provide a gross-up or any other payment to compensate the Executive for the payment of the Parachute Tax. The Company will withhold from such payments any amounts it reasonably determines is required under Code Section 4999(c).

28.  Confidentiality of Agreement. Other than with respect to information required to be disclosed by applicable law, the parties hereto agree not to disclose the terms of this Agreement to any individual or entity; provided Executive may disclose this Agreement and/or any of its terms to Executive’s financial advisors and attorneys, so long as each individual to whom Executive makes such disclosure agrees to not disclose the terms of this Agreement further. Notwithstanding the prior sentence, Executive may disclose this Agreement pursuant to Section 20.

29.  Notices. All communications, notices and disclosures required or permitted by this Agreement shall be in writing and shall be deemed to have been given when delivered personally or by messenger or by overnight delivery service, or when mailed by registered or certified United States mail, postage prepaid, return receipt requested, or when received via facsimile, in all cases addressed to the person for whom it is intended at Executive’s address set forth below or to such other address as a party hereto shall have designated by notice in writing to the other parties hereto in the manner provided by this Section 29:

If to Company:	If to Executive:

Rubicon Global, LLC 950 East Paces Ferry Rd NE Atlanta, Georgia 30326 Attn: General Counsel	Mr. Renaud de Viel Castel 4526 Hunting Hound Lane Marietta, Georgia 30062

30.  Non-Impairment of Statutory and Common Law. Nothing in this Agreement shall relieve Executive of any duties or obligations Executive has to Rubicon under statutory or common law, which include but are not limited to: fiduciary duties, the duty of loyalty, the duty not to tortiously interfere with business relationships, the duty not to engage in unfair competition, and the duty not to misappropriate any Company trade secrets.

31.  Entire Agreement; Reasonable and Necessary; Severability; Enforceability; Non- Waiver. Except for those provisions in agreements subject to Section 22 above, this Agreement constitutes the entire agreement between Executive and the Company regarding the terms of Executive’s employment with the Company and the termination thereof and supersedes any other prior written or oral understandings. The terms and provisions of this Agreement are severable and if any term or provision is held to be unenforceable, it shall be enforced to the maximum extent allowable under the law and reformed or severed to the minimum extent necessary to render it or the Agreement enforceable. Any such alteration shall not affect the validity and enforceability of any other term or provision. Executive acknowledges that the obligations contained in this Agreement are not indivisible to any extent but are fully divisible and reformable or severable as legally necessary whether through alteration of a word, clause or sentence. Rubicon’s failure to act upon any breach of this Agreement or waiver of any such breach shall not constitute a waiver of any preceding or succeeding breach, or of any other right. Notwithstanding any other clauses to the contrary in this Agreement, both parties agree as of the Effective Date, the Company does not have Cause, and the Executive does not have Good Reason, to terminate this Agreement, and both parties agree to waive and release the other from any and all claims, damages, demands, causes of action, both in law and in equity, known or unknown, that could have been brought or could in the future be brought by one party against the other in connection with Executive’s employment by Company for matters arising prior to the Effective Date, with the exception of violations of Company’s Code of Conduct related to fraud which, for clarity, are not waived or released. Nothing in this clause is intended to waive Executive’s right to recover, or for Company to pay Executive, compensation due as of the Effective Date (i.e., annual compensation, annual bonus, equity awards, etc.) or reimbursement of reasonable business expenses incurred prior to the Effective Date.

32.  Permitted Disclosures. Notwithstanding any other provision of this Agreement, Executive is not prohibited from reporting violations of federal or state law or regulation to any governmental agency or entity, or making other disclosures that are protected under federal or state law or regulation.

33.  Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but such counterparts shall together constitute but one and the same agreement. The exchange of a fully-executed Agreement (in counterparts or otherwise) by electronic transmission in .PDF format or by facsimile shall be sufficient to bind the parties to the terms and conditions of this Agreement. A facsimile or scanned (e.g., .PDF, etc.) signature shall be deemed to be an original.

34.  Headings. The paragraph headings in this Agreement are inserted for convenience of reference only and shall not constitute a part hereof or affect the interpretation hereof.

35.  Governing Law and Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of Georgia, without applying its conflicts of laws principles regardless of the residency of Executive. Any claims arising out of or related to this Agreement must be settled by confidential arbitration in Atlanta, Georgia and administered by the American Arbitration Association in accordance with its Employment Arbitration Rules. Any arbitral award determination shall be final and binding upon the Parties. Judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. Executive acknowledges and agrees that Executive has significant material connections with Georgia. Executive shall not challenge jurisdiction in Georgia on any grounds including forum non conveniens or lack of personal jurisdiction. Except as may be required by law, or as may be required in an action to enforce, modify, or vacate the award, neither a party nor an arbitrator may disclose the existence, content, or results of any arbitration hereunder without the prior written consent of all parties. This arbitration clause shall be enforceable pursuant to the Federal Arbitration Act which the parties specifically agree is applicable. Notwithstanding the above, nothing in this Agreement shall prohibit the Company from seeking injunctive and/or other equitable relief to protect its business interests (e.g., without limitation, claims alleging violations of or regarding confidentiality, trade secrets, non-competition, tortious interference with contract or business relations) in a court of competent jurisdiction in Fulton County, Georgia.

36.  Waiver. The Company may waive compliance with any of the covenants, agreements or conditions contained herein; provided that any agreement on the part of the Company to effect any such waiver shall be valid only if set forth on an instrument in writing signed on behalf of the Company and any waiver shall only act with respect to the specific matter waived and shall not be deemed a continuing waiver. No matter shall be deemed waived by either party hereto by prior failure to enforce the same or by course of conduct.

37.  Amendment. This Agreement may not be amended or modified except by an instrument in writing signed by the Company and Executive.

IN WITNESS WHEREOF, the parties hereto have duly caused this Agreement to be executed on the dates set forth below.

Rubicon Global, LLC	Executive

/s/ Nathaniel R. Morris	/s/ Renaud de Viel Castel
Nathaniel R. Morris, Chief Executive Officer	Renaud de Viel Castel

Date: December 19, 2017	Date: December 19, 2017

Appendix A

Definitions

For the purposes of this Agreement, the following terms shall have the following meanings:

(a)  “Affiliate” means any organization, firm or entity (i) in respect of which Company has or shall have during the Term of this Agreement, an ownership interest of fifty percent (50%) or more; or (ii) which directly or indirectly through one or more intermediates, controls, is controlled by, or is in common control with Company.

(b) “Associate” means an employee of Rubicon or the Rubicon Companies.

(c)  “Business of Rubicon” means activities, products, or services of the type conducted, authorized, offered, or provided by the Company or its Affiliates in the waste and recycling industry within two (2) years prior to the date on which Employee’s employment terminates.

(d)  “Beneficiary” means the Executive’s surviving spouse or domestic partner (if such individual is recognized as the Executive’s domestic partner for purposes of the Company’s employee benefit plans) as of the date of the Executive’s death. If the Executive has no surviving spouse or domestic partner, the Executive’s Beneficiary shall be his or her estate.

(e)  “Cause,” when applied to the Executive’s termination of employment, means, as reasonably determined by the Company:

(i)  Executive’s conviction of or plea of guilty or nolo contendere to (A) a felony or (B) a misdemeanor involving dishonesty or having a material adverse effect on the Company or its affiliates;

(ii)  Executive’s willful misconduct or gross negligence in the conduct of his duties that is injurious to the Company or its affiliates (monetarily or otherwise), or the willful failure to abide by reasonable instructions of management of the Company or its affiliates or the Board, as applicable;

(iii) fraud or embezzlement by Executive against the Company or its Affiliates;

(iv) Executive’s having engaged in conduct which is injurious in a meaningful way (monetarily or otherwise) to the business or reputation of the Company or its affiliates; or

(v)  Executive’s material violation of the confidentiality restrictions or any violation of the Company’s non-solicit or non-compete restrictions applicable to such Executive.

For purposes of this definition, no act or failure to act on the part of Executive shall be considered “willful” unless it is done, or omitted to be done, by Executive in bad faith or without reasonable belief (based upon an objective reasonable person standard) that Executive’s action or omission was in the best interest of the Company. Any act or failure to act based upon authority given pursuant to a resolution duly adopted by the Board or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by Executive in good faith and in the best interests of the Company.

(f) “Change in Control” shall mean the occurrence of any of the following:

(i)  any sale, directly or indirectly, of more than 50% of the equity securities of the Company to any Person or group of Persons acting in concert excluding a sale to any Affiliate of the Company or a change in the ownership of the Company as a result of a private financing of the Company;

(ii)  any merger or consolidation of the Company with or into any Person where those Persons who, directly or indirectly, own equity securities in the Company immediately prior to the effective date of the merger or consolidation and their Affiliates own, directly or indirectly, less than 50% of the equity securities in the entity surviving the merger or consolidation; or

(iii)  a sale of all or substantially all of the assets of the Company to any Person, excluding any Affiliate of the Company.

For the avoidance of doubt, any transfer, directly or indirectly, of equity securities of the Company by gift or bequest shall not constitute a Change of Control. Notwithstanding the foregoing, a transaction shall not be deemed a Change of Control unless the transaction qualifies as a Change of Control event within the meaning of Code Section 409A, as it has been and may be amended from time to time, and any proposed or final Treasury Regulations and Internal Revenue Service guidance that has been promulgated or may be promulgated thereunder from time to time.

(g) “Code” means the Internal Revenue Code of 1986, as amended.

(h)  “Company” means Rubicon, its affiliated companies and entities (and successor entities and assigns), officers, directors, employees and investors.

(i)  “Contractor” means any Person other than an Associate whom Rubicon or any of the Rubicon Companies hires, retains, or engages to perform services.

(j) “Competitor” means any Person that competes with Rubicon in the Business of Rubicon, including, without limitation, Rock Tenn Corporation, RiverRoad Waste Solutions, Inc., SLM Waste and Recycling, Discovery Refuse Management, Inc. (d/b/a DRM Waste Management), Quest Recycling Services LLC, Resource Management Group, Inc., International Environmental Alliance (IEA), Environmental Waste Solutions, LLC (EWS), Ecova, Inc., New Market Waste Solutions, Waste Harmonics, LLC, Waste Management, Inc., Republic Services, Inc., Advanced Disposal, LLC, Clean HarborsStericycle, Inc., Progressive Waste Solutions Ltd., Waste Connections, Inc., Recology, Inc., Rumpke Consolidated Companies, Inc., Casella Waste Systems, Inc., Waste Industries USA, Inc., Waste Pro USA, Inc., and any affiliate of or successor to any such entity.

(k) “Confidential Information” means any information (in whatever form and whether or not recorded in any media) relating to Rubicon (whether constituting a trade secret or not) and including, but not limited to, information regarding research, development, inventions, manufacturing, purchasing, accounting, engineering, marketing, merchandising, selling, source codes, software programs, computer systems, logos, designs, graphics, writings or other materials, algorithms, formulae, works of authorship, techniques, documentation, models and systems, products, sales and pricing techniques, procedures, inventions, products, improvements, modifications, methodology, processes, concepts, records, files, memoranda, reports, plans, proposals, price lists, services, client, customer and supplier lists, and client, customer and supplier information, which (i) is or has been disclosed to Executive (or of which Executive became aware) as a consequence of or through his or her employment with a Rubicon Companies, (ii) has value to Rubicon or would be of value (actual or potential) to a Competitor, and (iii) is not generally known, or readily available by lawful means, to the public (including compiled information that is not publicly available in such a consolidated form). Confidential Information shall not include any specific information that has been voluntarily disclosed to the public by Rubicon (except where such public disclosure has been made by Executive or another Associate or Contractor without authorization) or that has been independently developed and disclosed by others, or that otherwise has entered the public domain through lawful means. Nothing in this Agreement should be construed as restricting the Executive’s right to engage in legally protected activities under applicable law.

(1) “Disability” shall mean Executive:

(i) Is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or

(ii) By reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, is receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Company.

(m) “Good Reason” shall mean, without the written consent of Executive, any one or more of the following events:

(i) a material reduction in your current base salary or other component of compensation or benefits you currently receive;

(ii) the Company’s breach of any material provision of this Agreement or any employment agreement executed by you and Rubicon;

(iii) the Company requires you to move greater than fifty (50) miles from Rubicon’s current offices in Atlanta, Georgia (or the Executive’s office outside Atlanta pursuant to mutual, written agreement); and

(iv) there is a material diminution of your current title, reporting structure or duties for which you currently are responsible; provided that a material diminution of your current title, reporting structure or duties for which you currently are responsible that occurs after a Change of Control event shall not constitute Good Reason unless such diminution occurs or continues more than ninety (90) days after the Change of Control event.

However, none of the foregoing events or conditions will constitute Good Reason unless (A) Executive provides the Company with a written objection of the event or condition within ninety (90) days following the earliest date on which Executive has (or reasonably would be expected to have had) knowledge of the existence of the condition; (B) the Company does not reverse or otherwise cure the event or condition to the extent curable within thirty (30) days of receiving that written objection; and (C) Executive resigns from his position with the Company within thirty (30) days following the expiration of that cure period.

(n) “Invention” means all software programs, source or object code, improvements, formulas, developments, ideas, processes, techniques, know-how, technical and non-technical data, inventions, designs, drawings, methods, devices, works of authorship, trade secrets, copyrights, trademarks, service marks, trademark registrations, applications for trademark registration, patents and patent applications, and discoveries, whether patentable or unpatentable, either conceived or reduced to practice by Executive while in Rubicon’s employ, either solely or jointly with others, and whether or not during regular working hours, or conceived or reduced to practice by Executive within one year of the termination of Executive’s employment with Rubicon using Confidential Information and which relate in any way to the actual or anticipated business or research or development of a Rubicon Companies, or which are suggested by or result from any task assigned to the Executive or work performed by the Executive for or on behalf of a Rubicon Companies.

(o) “Person(s)” mean all individuals, partnerships, corporations, limited liability companies, firms, businesses, and other entities, other than Rubicon Companies.

(p) “Pre-Termination Period” means the eighteen (18) month period immediately prior to the termination of Executive’s employment with Rubicon Companies.

(q) “Restricted Area” means the United States of American and any other geographic territory (a) that Executive managed for a Rubicon Companies during the Pre-Termination Period, or (b) in which Executive provided services for a Rubicon Companies during the Pre-Termination Period, or (c) in which Executive directly or indirectly supervised or managed Associates or Contractors during the Pre-Termination Period.

(r) “Restricted Period” means the period of time that Executive is employed by Rubicon and the 12-month period immediately following termination of Executive’s employment, for any reason.

“Rubicon Companies” means Rubicon Global Holdings, LLC and its parent, subsidiaries, related and affiliated companies and all divisions of them, any other businesses that the foregoing entities may acquire or establish after the execution of this Agreement, and any successors and assigns of the foregoing entities.

Appendix B

General Release and Separation Agreement

This General Release and Separation Agreement (hereinafter the “Agreement”) is made and entered into by and between Rubicon Global Holdings, LLC, a Delaware limited liability company (the “Company”), and ___________________ (“Executive”), on the date fully executed by the Company and Executive below. This Agreement is entered into pursuant to that certain Employment Agreement, dated ____, 2017, between Company and Executive (the “Employment Agreement”).

W I T N E S S E T H:

WHEREAS, Executive’s employment with the Company has ended as of the Separation Date (as defined below in Paragraph 1); and

WHEREAS, Executive and the Company desire to resolve any and all matters arising from Executive’s employment and/or separation on mutually satisfactory terms as set forth herein;

NOW, THEREFORE, in consideration of the terms and mutual promises set forth herein, the parties agree as follows:

1. Separation Date. Executive’s employment will end effective _______________ (the “Separation Date”).

2. Separation Payment. In consideration of the covenants and agreements by Executive as described in this Agreement, including, without limitation, the covenants set forth in Paragraphs 4, 5, 6, and 7 and the releases as set forth in Paragraph 3, the Company agrees to make payment to the Executive as provided in the Employment Agreement. Executive acknowledges and agrees that Executive would not receive such payment except for Executive’s execution of this Agreement and the fulfillment of the promises contained herein. Executive further acknowledges and agrees that Executive has received payment in full for all of the compensation, wages, benefits and/or payments of any kind otherwise due from the Company, including, but not limited to compensation, bonuses, commissions, lost wages, expense reimbursements, payments to benefit plans, unused, accrued vacation, leave, and personal time, severance, sick pay or any other payment or benefit under a Company plan, program, policy, practice or promise. The payments described in this Paragraph are expressly contingent upon the Executive’s full compliance with the terms of this Agreement and the Employment Agreement. Should Executive fail to fully comply with the terms of this Agreement or the Employment Agreement, Executive shall forfeit rights to any of the payments described in this Paragraph, and Executive shall immediately return to the Company any payments already made pursuant to this Paragraph.

3. Release of Claims. In consideration of the promises and payments set forth herein, and as a material inducement for the parties to enter into this Agreement, the parties state as follows:

(a) Executive hereby unconditionally releases, acquits, and forever discharges the Company and its subsidiaries, affiliates, estates, divisions, successors, insurers and assigns, attorneys and all of their owners, stockholders, general or limited partners, agents, directors, managers, officers, trustees, representatives, Executives, the subrogees of all of the above, and all successors and assigns thereof (collectively, the “Releasees”), from any and all claims, charges, complaints, demands, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of action, suits, rights, entitlements, costs, losses, debts, and expenses (including attorneys’ fees and legal expenses) of any nature whatsoever, known or unknown, which Executive now has, had, or may hereafter claim to have had against the Releasees and/or any of them by reason of any matter, act, omission, transaction, occurrence, or event that has occurred or is alleged to have occurred up to and including the Effective Date of this Agreement; provided, however, that the foregoing Release is not intended to and shall not release (i) any claims Executive may have to indemnification pursuant to the Company’s Certificate of Formation, Operating Agreement or the Delaware Limited Liability Company Act, (ii) any rights Executive may have pursuant to any policies of insurance maintained by the Company, (iii) any rights Executive may continue to have pursuant to any Incentive Unit Grant Agreement to which Executive is a party, the Rubicon Global Holdings, LLC Profits Participation Plan or the Third Amended and Restated Operating Agreement of the Company, as amended, to the extent Executive continues to be a member of the Company following the Separation Date, or (iv) any benefit plans maintained by the Company.

(b) This Release includes a knowing and voluntary waiver and release of any and all claims including, but not limited to, claims for nonpayment of wages, overtime or bonuses or other claims pursuant to the Fair Labor Standards Act. breach of contract, fraud, loss of consortium, emotional distress, personal injury, injury to reputation, injury to property, intentional torts, negligence, wrongful termination, constructive discharge, retaliation, discrimination, harassment, non-payment of equity in the Company, and any and all claims for recovery of lost wages or back pay, fringe benefits, pension benefits, liquidated damages, front pay, compensatory and/or punitive damages, attorneys’ fees, injunctive or equitable relief, or any other form of relief under any federal, state, or local constitution, statute, law, rule, regulation, judicial doctrine, contract, or common law. Executive specifically agrees that Executive has been paid all overtime, bonuses, wages or other monies due to Executive as of the date of this Agreement. Specifically included, without limitation, in this waiver and release is a knowing and voluntary waiver and release of all claims of employment discrimination, including but not limited to disability discrimination, harassment, retaliation or any other claims under the Americans With Disabilities Act; any claims under the Americans With Disabilities Act Amendments Act of 2008; any claims under Title VII of the Civil Rights Act of 1964 and the Civil Rights Act of 1991; any claims under the Age Discrimination in Employment Act; any claims under the National Labor Relations Act; any claims under the Fair Labor Standards Act; any claims under the Family and Medical Leave Act; any claims under the Occupational Safety and Health Act; any claims under the Executive Retirement Income Security Act of 1974; any claims under The Lilly Ledbetter Fair Pay Act of 2009; any and all federal or state laws pertaining to employment or employment benefits, based on any federal, state, or local constitution, statute, law, rule, regulation, judicial doctrine, contract, or common law, or other theory arising out of any matter, act, omission, transaction, occurrence, or event that has occurred or is alleged to have occurred up to and including the Effective Date of this Agreement.

(c) Executive expressly acknowledges that this Agreement may be pied as a complete defense and may bar any and all claims, known or unknown, against any or all the Releasees based on any matter, act, omission, transaction, occurrence, or event that has occurred or is alleged to have occurred up to and including the Effective Date of this Agreement.

(d) Executive acknowledges that this general release extends also to claims that Executive does not know or suspect to exist in Executive’s favor at the time of executing this Agreement which, if known by Executive, might have materially affected Executive’s decision to execute this Agreement. Executive hereby knowingly and voluntarily waives and relinquishes all rights and benefits which Executive may have under applicable law with respect to such general release provisions.

4. Release of Claims under the Age Discrimination in Employment Act (“ADEA’’) and Older Workers Benefit Protection Act (“OWBPA”). EXECUTIVE UNDERSTANDS THAT HE MAY TAKE UP TO FORTY-FIVE (45) DAYS TO CONSIDER WHETHER OR NOT HE DESIRES TO ENTER INTO THIS AGREEMENT. Executive understands that the consideration he receives for this Agreement is in addition to that to which he was already entitled. Executive represents and warrants that he was not coerced, threatened or otherwise forced to sign this Agreement, and that his signature appearing hereinafter is genuine. Executive further represents and acknowledges that, in executing this Agreement, he does not rely and has not relied upon any representation or statement made by any of the Company’s agents, representatives, or attorneys with regard to the subject matter, basis, or effect of this Agreement, other than the written representations contained herein. Executive is advised to seek his own counsel regarding executing this Agreement. Executive understands that he may revoke this Agreement by notifying _________________, counsel for the Company, at the address of ____________________, in writing of such revocation within seven (7) days of his execution and delivery of this Agreement to the Company by delivery to [counsel for the Company] and that this Agreement is not enforceable until the expiration of such seven (7) day period. Executive understands that upon the expiration of such seven (7) day period, this Agreement will be binding upon him and his heirs, administrators, representatives, executors, successors and assigns and will be irrevocable. Executive understands that by signing this Agreement, he is giving up rights that he may have under the ADEA and the OWBPA as of the Effective Date of this Agreement as defined below and that he does not have to sign this Agreement.

5. Confidentiality of Agreement. In consideration of the payment, promises, and other consideration described in this Agreement, and as a significant material inducement for the Company to enter into this Agreement:

(a) Executive hereby represents and warrants as of the date Executive executes this Agreement that Executive has not discussed or disclosed the terms or conditions of this Agreement with any person or entity, other than Executive’s attorneys.

(b) Executive warrants, covenants, and agrees that, from the Separation Date and after, Executive will keep confidential and will not disclose to any other persons or entities the terms or conditions of this Agreement, except as specifically provided herein. Executive will not provide any information as to the terms or conditions of this Agreement to anyone, including but not limited to Executive’s former co-workers at the Company or to anyone communicating with Executive’s former co-workers at the Company, except as set forth expressly herein.

(c) Executive may disclose the terms of this Agreement only to: (i) Executive’s attorneys and spouse; (ii) licensed, professional accountants to whom disclosure is reasonably necessary for the preparation of tax returns and/or the obtaining of tax advice; (iii) as ordered by a court of competent jurisdiction or as otherwise required by law; or (iv) within proceedings before a court of competent jurisdiction in an action brought in good faith to enforce the provisions of this Agreement; provided that Executive will exercise Executive’s commercially reasonable best efforts to cause persons to whom such permitted disclosure is made to keep confidential and not disclose the terms of this Agreement.

(d) Non-Disparagement and Non-Interference. For and in consideration of the payments, promises, and other consideration described in this Agreement, and as a significant material inducement for the Company and Executive to enter into this Agreement, Executive and Company each covenant and agree not to make any negative statements or to take any action which disparages or criticizes the Company, including its officers, directors, management, Executives, suppliers, products and services. Executive understands and agrees that this restriction prohibits Executive from making disparaging or defamatory remarks toward or complaints about the Company, its officers, board, board of advisors, management, Executives, suppliers, or products in their capacities as such (1) to any member of the general public, including, but not limited to, any customer or vendor of the Company; or (2) to any current or former officer, manager or Executive of any of the Company; or (3) to any member of the press or other media. If Executive receives a subpoena or other legal document concerning Executive’s employment with the Company, Executive agrees to notify the General Counsel, within ten (10) business days of receipt of the legal document requiring Executive to provide this information. Even if Executive is subject to a subpoena, Executive agrees to state that the terms of this Agreement are confidential and further agrees not to discuss the contents of this Agreement unless ordered to do so by a court of competent jurisdiction.

(e) Return to Company. Executive warrants, represents, covenants, and agrees that as of the Effective Date, Executive has returned to the Company all Company documents, records, property, and information, in any form, including, but not limited to, Company files, electronic messages, notes, drawings, records, business plans and forecasts, financial information, specifications, business planning or strategy information, information about the Company’s Executives, customer identity information, tangible property including, but not limited to, computers, intellectual property, credit cards, key fobs, mobile telephones, entry cards, identification badges and keys; and any materials of any kind which contain or embody trade secrets or other confidential information of the Company (and all embodiments, copies, or extracts thereof), which Executive has acquired or possessed during Executive’s employment. Executive also warrants, represents, covenants, and agrees that Executive has not made or retained and shall not make or retain any embodiment, copy, or extract thereof. Executive will not copy, delete, or alter any information contained upon Executive’s Rubicon computer or Rubicon equipment before Executive returns it to Rubicon. Without limiting the foregoing, Executive agrees to provide Rubicon with access to any of Executive’s personal electronic devices, including computers and computer equipment, mobile devices, external storage devices, smart phones, tablets, and USB devices, that contain any Rubicon Property to remove said property at time of termination and it is the Executive’s express obligation to provide Rubicon access to such personal electronic devices at the Executive’s exit interview or before the Executive’s last date of employment to accomplish the same.

6. Waiver of Employment. For and in consideration of the payments, promises, and other consideration described in this Agreement, and as a further material inducement for the parties to enter into this Agreement, Executive warrants, covenants, and agrees that Executive will not knowingly apply for, seek, or accept employment or any contractual relationship with the Company at any time in the future. Executive acknowledges that this Agreement will constitute a complete and final reason for any subsequent denial of employment or any contractual relationship, and that this Agreement may be offered as a complete defense to any lawsuit, charge, claim, or cause of action for such denial.

7. Tax Consequences. Executive shall be responsible for any tax consequences of any payment made pursuant to this Agreement. Executive shall indemnify the Company and hold it harmless for any tax liability (including any penalties and/or attorneys’ fees) incurred as a result of any payment described herein. Executive acknowledges and agrees that the Company is not undertaking to advise Executive with respect to any tax consequences of this Agreement, and that Executive is solely responsible for determining those consequences and satisfying all applicable tax obligations resulting from any payment described herein.

8. No Assignment. Executive represents and warrants that Executive has not assigned to any other person, and that no other person is entitled to assert on Executive’s behalf, any claim against any of the Releasees based on matters released in this Agreement. Executive shall indemnify and hold the Company harmless from and against any liability, costs, or expenses (including any penalties and/or attorneys’ fees) incurred in the defense or as a result of any such claims or the breach of the representation and warranty made by Executive in this Paragraph.

9. Waiver of Breach. The failure of the Company at any time to require performance of any provision of this Agreement shall in no way affect its right thereafter to enforce the same, nor shall the waiver by the Company of any breach of any provision of this Agreement be taken or held to be a waiver of any succeeding breach of any provision, or as a waiver of the provision itself.

10. Binding Agreement. This Agreement is a contract between Executive and the Company and not merely a recital. Should either party breach any term of this Agreement, the party in breach will be liable to the other party for reasonable attorney’s fees and costs incurred in attempting to enforce the terms of the Agreement.

11. Modification. No change or modification to this Agreement shall be valid or binding unless the same is in writing and signed by the parties hereto.

12. Severability. The terms, conditions, covenants, restrictions, and other provisions contained in this Agreement are separate, severable, and divisible. If any term, provision, covenant, restriction, or condition of this Agreement or part thereof, or the application thereof to any person, place, or circumstance, shall be held to be invalid, unenforceable, or void, the remainder of this Agreement and such term, provision, covenant, or condition shall remain in full force and effect to the greatest extent permissible by law, and any such invalid, unenforceable, or void term, provision, covenant, or condition shall be deemed, without further action on the part of the parties hereto, modified, amended, limited, or deleted to the extent necessary to render the same and the remainder of this Agreement valid, enforceable, and lawful.

13. Complete Agreement. This Agreement supersedes all previous or contemporaneous agreements, whether oral or written, between and among the parties hereto, if any, with respect to the subject matter referred to herein. Executive affirms that the only consideration for executing this Agreement is the payments, promises, and other consideration expressly contained or described herein. Executive further represents and acknowledges that, in executing this Agreement, Executive does not rely and has not relied upon any promise, inducement, representation, or statement by the Company or any of the Releasees or their respective agents, representatives, or attorneys about the subject matter, meaning, or effect of this Agreement that is not stated in this document. For avoidance of doubt, all provisions in the Employment Agreement which by their terms survive the termination of employment shall survive as provided in the Employment Agreement.

14. Construction. The language of all parts of this Agreement shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against any of the parties. The paragraph headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

15. Governing Law. This Agreement shall be governed, construed, and interpreted under and in accordance with the laws of the State of Georgia, without regard to any conflict of laws principles that would direct the application of another jurisdiction’s laws.

16. Acknowledgments. Executive acknowledges and represents that the waiver and release of claims in this Agreement are knowing and voluntary and are given only in exchange for new consideration that is in addition to anything of value to which Executive already is entitled absent this Agreement. Executive acknowledges that the language of this Agreement is understandable to Executive and is understood by Executive, and that Executive has been given a reasonable period within which to consider the Agreement. before executing it. Executive further acknowledges that Executive has been and is hereby advised to consult, and has in fact consulted or had a reasonable opportunity to consult, an attorney of Executive’s choosing before executing the Agreement, and that Executive has obtained all advice and counsel Executive needs to understand all terms and conditions of this Agreement.

17. Notices. All notices, requests, demands and other communications required or permitted hereunder shall be in writing and be deemed to have been duly given if delivered or three days after mailing if mailed, first class, certified mail, postage prepaid:

To the Company:	Rubicon Global Holdings, LLC

[address]

Attn: ________________, its ________________

General Counsel

To the Executive:
[address]

Any party may change the address to which notices, requests, demands and other communications shall be delivered or mailed by giving notice thereof to the other party in the same manner provided herein.

18. Effective Date. This Agreement shall become effective and enforceable upon the earliest date (the “Effective Date”) on which Executive has executed this Agreement and delivered the fully executed and notarized original to ______________, counsel for the Company, at the address of ___________________________________, assuming that the terms in Paragraph 4 are satisfied.

19. Execution. This Agreement may be executed in one or more counterparts as originals, all of which constitute one original.

[Signatures on the following page.]

THE UNDERSIGNED HAVE CAREFULLY READ THIS “RELEASE AGREEMENT”; THEY KNOW AND UNDERSTAND ITS CONTENTS; THEY FREELY AND VOLUNTARILY AGREE TO ABIDE BY ITS TERMS; AND THEY HAVE NOT BEEN COERCED INTO SIGNING THIS AGREEMENT.

Date

Sworn to and subscribed before me,
This ___ day of _________, 2___

Notary Public
My commission expires:

Rubicon Global Holdings, LLC
Date	By:
Its:
Sworn to and subscribed before me,
This ___ day of _________, 2___

Notary Public
My commission expires:

AMENDMENT TO EMPLOYMENT AGREEMENT

This Amendment to the Employment Agreement (this “Agreement”) is made and entered into on April 10, 2019 (the “Effective Date”), by and between Rubicon Global Holdings, LLC, a Delaware limited liability company (the “Company”), and Renaud de Viel Castel, an individual (“Executive”) (Executive and the Company being the “Parties” to this Agreement) which amends that certain Employment Agreement entered into between Renaud de Viel Castel and the Company dated December 14, 2017 as amended (the “Original Employment Agreement”).

Whereas, the Parties desire to enter into this Agreement in order to amend the language of Sections 5 and 6 of the Original Employment Agreement; and

Whereas, Executive’s acknowledgments, agreements, promises, and representations in this Agreement inure to the benefit of not only the Company but also its Affiliates, successors and assigns;

In consideration of the promises and mutual covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. Amendments to the Agreement. Notwithstanding any provision in the Original Employment Agreement to the contrary, the Parties agree that a new paragraph will be added to the end of Section 5:

Executive also shall be eligible for awards under Rubicon Global Holdings, LLC’s incentive plans, or any successors thereto, based on the conditions set forth under such plans. Additionally, upon the completion of a Sale Event (as defined by the Operating Agreement), provided Executive is employed by the Company as of the completion of the Sale Event, and the amount of the consideration paid by the buyer has a value that equals or exceeds One Billion Dollars ($1,000,000,000), Executive shall receive a special bonus equal to $500,000 (“Special Bonus”), less applicable withholdings; if the amount of the consideration paid by the buyer has a value that equals or exceeds One Billion Two Hundred Million Dollars, the Special Bonus shall increase to a total of Seven Hundred and Fifty Thousand Dollars ($750,000) less applicable withholdings. The Special Bonus shall be payable by the Company within fifteen (I 5) days from the date the Company makes distributions to the Members of the Company.

Additionally, the Parties agree that a new paragraph will be added to the end of Section 6.

Executive shall also be eligible for an additional bonus (the “Post Sale Retention Bonus’’) equal to two times (2x) Executive’s Base Salary at the time of such Sale Event (the “Post Sale Retention Bonus Amount’’) in the event the buyer offers Executive employment in excess of a six (6) month period following the Closing of the Sale Event and Executive accepts such employment (the “Post Sale Employment Term’’); provided, however, Executive shall only receive the Post Sale Retention Bonus Amount if Executive continues to be employed by the buyer after the Sale Event until the earlier of: 1) the termination of the Post Sale Employment Term or, (2) when the buyer terminates Executive’s employment other than “For Cause” (the earlier of 1 or 2 being the “Post Sale Retention End Date’’). Provided Executive has met the eligibility requirements of the previous sentence, the Post Sale Retention Bonus shall be payable within thirty (30) days from the Post Sale Retention End Date.”

2. No Further Changes. Except as expressly provided in this Amendment, the Original Employment Agreement shall remain unmodified and in full force and effect.

[Signature page follows]

Signature Page to Employment Agreement

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement under seal on the date first written above.

Rubicon Global Holdings, LLC, a Delaware limited liability company

By:	/s/ Nathaniel R. Morris (SEAL)
Name:	Nathaniel R. Morris
Title:	Founder and CEO

/s/ Renaud de Viel Castel (SEAL)
Renaud de Viel Castel

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SECOND AMENDMENT TO EMPLOYMENT AGREEMENT

This Amendment to the Employment Agreement (this “Agreement”) is made and entered into on April 6, 2020 (the “Effective Date”), by and between Rubicon Technologies, LLC, a Delaware limited liability company (the “Company”), and Renaud de Viel Castel, an individual (“Executive”) (Executive and the Company being the “Parties” to this Agreement) amends that certain Employment Agreement entered into between Renaud de Viel Castel and the Company dated December 14, 2017, as amended by that First Amendment to Employment Agreement between Executive and Company dated April 10, 2019 (the “Employment Agreement”).

Whereas, the Parties desire to enter into this Agreement in order to amend the language of Sections 5 Employment Agreement as amended; and

Whereas, Executive’s acknowledgments, agreements, promises, and representations in this Agreement inure to the benefit of not only the Company but also its Affiliates, successors and assigns;

In consideration of the promises and mutual covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. Amendments to the Agreement. Notwithstanding any provision in the Employment Agreement to the contrary, the Parties agree to amend and replace the last paragraph of Section 5 with the following:

“Executive also shall be eligible for awards under Rubicon Global Holdings, LLC’s incentive plans, or any successors thereto, based on the conditions set forth under such plans. In addition, upon the completion of a Sale Event or Company IPO (as defined by the Operating Agreement) provided Executive is employed by the Company on the date of the Sale Event or Company IPO, and the amount of the consideration paid by the buyer in a Sale Event (prior to any fees or expenses) or the value of a Company IPO (prior to any fees or expenses) equals or exceeds One Billion Dollars ($1,000,000,000), Executive shall receive a special bonus equal to One Million Eight Hundred and Seventy Five Thousand Dollars ($1,875,000) (“Special Bonus”), less applicable withholdings; upon the completion of a Sale Event or Company IPO (as defined by the Operating Agreement) provided Executive is employed by the Company on the date of the Sale Event or Company IPO, and the amount of the consideration paid by the buyer in a Sale Event (prior to any fees or expenses) or the value of a Company IPO (prior to any fees or expenses) equals or exceeds One Billion Five Hundred Million Dollars ($1,500,000,000), the Special Bonus shall be increased by Six Hundred and Fifty Thousand Dollars ($650,000) to Two Million Five Hundred and Twenty Five Thousand Dollars ($2,525,000); upon the completion of a Sale Event or Company IPO (as defined by the Operating Agreement) provided Executive is employed by the Company on the date of the Sale Event or Company IPO, and the amount of the consideration paid by the buyer in a Sale Event (prior to any fees or expenses) or the value of a Company IPO (prior to any fees or expenses) equals or exceeds Two Billion Dollars ($2,000,000,000), the Special Bonus shall increase by an additional Two Hundred Thousand ($200,000) to Two Million Seven Hundred and Twenty Five Thousand Dollars ($2,725,000). In addition to the Special Bonus, if the amount of the consideration in a Sale Event (prior to any fees or expenses) or the value of a Company IPO (prior to any fees or expenses) equals or exceeds Two Billion Dollars ($2,000,000,000), Executive shall also receive an additional special bonus (“Additional Special Bonus”) equal to Two Million Dollars ($2,000,000). The Special Bonus and the Additional Special Bonus, if applicable, shall be payable by the Company within fifteen (15) days from the date of the Sale Event or Company IPO.”

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2. No Further Changes. Except as expressly provided in this Amendment, the Employment Agreement shall remain unmodified and in full force and effect.

[Signature page follows]

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IN WITNESS WHEREOF, the Parties hereto have executed this Agreement under seal on the date first written above.

Rubicon Technologies, LLC, a Delaware limited liability company

By:	/s/ Nathaniel R. Morris (SEAL)
Name:
Title:

/s/ Renaud de Viel Castel 04/27/2020 (SEAL)
Renaud de Viel Castel

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IN WITNESS WHEREOF, the Parties hereto have executed this Agreement under seal on the date first written above.

Rubicon Technologies, LLC, a Delaware limited liability company

By:	/s/ Nathaniel R. Morris (SEAL)
Name:
Title:

/s/ Renaud de Viel Castel 04/27/2020 (SEAL)
Renaud de Viel Castel

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THIRD AMENDMENT TO EMPLOYMENT AGREEMENT

This Third Amendment to the Employment Agreement (this “Agreement”) is made and entered into on February 8, 2021 (the “Effective Date”), by and between Rubicon Technologies, LLC, a Delaware limited liability company (the “Company”), and Renaud de Viel Castel, an individual (“Executive”) (Executive and the Company being the “Parties” to this Agreement) which amends that certain Employment Agreement entered into between Executive and the Company dated December 14, 2017, as amended on April 10, 2019 and April 6, 2020 (collectively, the “Original Employment Agreement”).

RECITALS

WHEREAS, the Parties desire to enter into this Agreement in order to amend the Original Employment Agreement as set forth herein;

NOW, THEREFORE, for and in consideration of good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, the Parties agree as follows:

1. Amendments to the Agreement. The Original Employment Agreement is hereby amended as follows:

a.	All references to Change of Control in Section 6 are deleted and replaced with “Sale Event”. The second sentence in Section 6 is deleted in its entirety and replaced with the following:

“Accordingly, and subject to the terms and conditions below, the Executive will be eligible to receive a “Retention Bonus” equal to 100% of his Base Salary due to a planned or unplanned Sale Event, or significant corporate reorganization (the “Event”), in addition to any other benefits set forth in this Agreement.”

b.	All references to “IPO” or “Initial Public Offering” shall have the meaning ascribed to “Initial Public Offering” in the Company’s Operating Agreement, as amended;

c.	A publicly traded special purpose acquisition company or other similar vehicle (or in either case, a subsidiary thereof) shall constitute an “IPO Entity” as defined in the Company’s Operating Agreement, as amended;

d.	A “Sale Event” has the meaning ascribed in the Company’s Operating Agreement, as amended and includes a transaction pursuant to which a special purpose acquisition company or other similar vehicle (or, in either case, a subsidiary thereof) acquires ownership of the Company or its operating subsidiaries, whether by merger, purchase or otherwise.

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2. No Further Changes. Except as expressly provided in this Amendment, the Original Employment Agreement, as amended, shall remain unmodified and in full force and effect.

[Signature Page Follows]

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IN WITNESS WHEREOF, the Parties hereto have executed this Agreement under seal on the date first written above.

RUBICON TECHNOLOGIES, LLC, a Delaware limited liability company

By:	/s/ Nathaniel R. Morris (SEAL)
Nathaniel R Morris, Chief Executive Officer

/s/ Renaud de Viel Castel 02/08/2021 (SEAL)
Renaud de Viel Castel

[Signature Page to Third Amendment to Employment Agreement]

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FOURTH AMENDMENT TO EMPLOYMENT AGREEMENT

This Fourth Amendment to the Employment Agreement (this “Agreement”) is made and entered into on December 1, 2021, by Rubicon Technologies, LLC, a Delaware limited liability company (the “Company”), and Renaud de Viel Castel, an individual (“Executive”) (Executive and the Company being the “Parties” to this Agreement) which amends that certain Employment Agreement entered into between Executive and the Company dated December 14, 2017, as amended on April 10, 2019, April 6, 2020, and February 8, 2021 (collectively, the “Original Employment Agreement”).

RECITALS

WHEREAS, the Parties desire to enter into this Agreement in order to amend the Original Employment Agreement as set forth herein;

NOW, THEREFORE, for and in consideration of good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, the Parties agree as follows:

1. Amendments to the Agreement. The Original Employment Agreement is hereby amended as follows:

a.	The last paragraph in Section 5 addressing the Special Bonus and Additional Special Bonus is hereby deleted in its entirety and replaced with the following:

“Upon the closing of a Sale Event or IPO (as defined in this Agreement) that occurs while Executive is employed by and in good standing with the Company, Executive shall be entitled to receive a one (1) time special bonus payment from the Company (the “Special Bonus”) in the amount of:

i.	$1,875,000 in the event the Enterprise Value equals or exceeds One Billion Dollars ($1,000,000,000); or

ii.	$4,725,000 in the event the Enterprise Value equals or exceeds One Billion Five Hundred Million Dollars ($1,500,000,000).

For purposes of this Section 5, “Enterprise Value” means the pro forma valuation of the Company in the Sale Event or IPO, without deduction for transaction fees and expenses, Company debt, or any other deductions from the pro forma valuation, including, without limitation, continuing, paid or assumed executive compensation obligations, whether continued, paid or assumed in cash or equity. The Special Bonus shall be paid to Executive within fifteen (15) days after the closing of the Sale Event or IPO, as applicable, subject to all applicable withholding obligations. Company shall have the right, in its sole discretion, to pay the Special Bonus and Appreciation Rights/Phantom Units in cash or equity, or any combination thereof. To the extent the Special Bonus or any Appreciation Rights/Phantom Units are paid in equity, the Company shall use commercially reasonable good faith efforts to structure the equity in a tax efficient manner for Executive, subject to provisions of applicable law.”

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b.	The final paragraph of Section 6 addressing the Post Sale Retention Bonus is hereby deleted in its entirety and replaced with the following:

“Executive shall be eligible for a one (1) time additional bonus equal to two times (2x) Executive’s Base Salary as of December 31, 2021 (the “Post Sale Retention Bonus”) in the event Executive remains employed by the Company or its successor following the Closing of the Sale Event or IPO, as applicable. Executive shall be deemed to have earned the Post Sale Retention Bonus, subject to all applicable withholding obligations, in the event Executive remains employed by the Company or its successor for any period of time from and after closing of the Sale Event or IPO. The Post Sale Retention Bonus shall be paid to Executive within fifteen (15) days after the closing of the Sale Event or IPO, as applicable.”

c.	The following language shall be added as the last two sentences of the main paragraph of Section 6:

“As used in this Section 6, “Base Salary” means Executive’s Base Salary as of December 31, 2021. For avoidance of doubt, the Retention Bonus is a one (1) time payment.”

d.	Section 11.2(iii) of the Original Agreement is hereby deleted in its entirety and replaced with the following:

“(iii) A one (1) time severance payment equal to twelve (12) months of the Executive’s Base Salary then in effect, subject to standard deductions and withholdings.”

e.	The following language shall be inserted as a new Section 12(e) of the Original Agreement:

“Indemnification. Executive shall be indemnified and held harmless by the Company to the maximum extent permitted by applicable law from and against all claims, demands, liabilities, and expenses arising out of any management of the Company’s affairs. The Company shall advance to Executive the reasonable and documented expenses incurred by Executive in connection with defending, responding to, or investigating any claim or demand for which the Executive shall be indemnified and held harmless by the Company pursuant to this Section 12(e). This indemnification and expense provision is in addition to any insurance maintained by the Company.”

2. No Further Changes. Except as expressly provided in this Agreement, the Original Employment Agreement, as amended, shall remain unmodified and in full force and effect.

[Signature Page Follows]

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IN WITNESS WHEREOF, the Parties hereto have executed this Agreement under seal on the date first written above.

RUBICON TECHNOLOGIES, LLC, a Delaware limited liability company

By:	/s/ Nathaniel R. Morris (SEAL)
Nathaniel R Morris, Chief Executive Officer

/s/ Renaud de Viel Castel (SEAL)
Renaud de Viel Castel

[Signature Page to Fourth Amendment to Employment Agreement]

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IN WITNESS WHEREOF, the Parties hereto have executed this Agreement under seal on the date first written above.

RUBICON TECHNOLOGIES, LLC, a Delaware limited liability company

By:	/s/ Nathaniel R. Morris (SEAL)
Nathaniel R Morris, Chief Executive Officer

/s/ Renaud de Viel Castel (SEAL)
Renaud de Viel Castel
December 1st, 2021

[Signature Page to Fourth Amendment to Employment Agreement]

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